Exhibit 4.3

                                   CORRECTED
                           CERTIFICATE OF AMENDMENT
                                      OF
                              ARCH PETROLEUM INC.

                  Pursuant to Sections 103(f) and 242 of the
               General Corporation Law of the State of Delaware

     Arch Petroleum Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

      On May 21, 1992 (the "Amendment Filing Date"), the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment (the "Certificate of Amendment") to the Corporation's Certificate of Incorporation. The Certificate of Amendment inaccurately recited that the amendment set forth therein amended Article Fourth of the Certificate of Incorporation in its entirety rather than amending solely the first paragraph of Article Fourth of the Certificate of Incorporation.

      Therefore, the Corporation files this Corrected Certificate of Amendment to correct such inaccuracy effective as of the Amendment Filing Date.


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      FIRST:  The name of the Corporation is Arch Petroleum Inc.

      SECOND: On April 3, 1992, the Board of Directors of the Corporation duly adopted a resolution setting forth the following amendment to the Certificate of Incorporation of the Corporation.

      The first paragraph of the Fourth Article of the Corporation's Certificate of Incorporation is amended in its entirety to read as follows:

      "The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Twenty-Six Million (26,000,000) shares. All such shares shall be nonassessable after the subscription price or par value thereof is paid to the Corporation. The authorized shares are classified as follows: (i) Twenty-Five Million (25,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock"); and (ii) One Million (1,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock")."

Other than as set forth above, Article Fourth of the Corporation's Certificate of Incorporation and all other Articles thereto shall be unaffected by the foregoing amendment.

      THIRD: A majority of each class of stockholders of the Corporation entitled to vote on the above-stated proposed amendment executed written consents in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware adopting such amendment and written notice of the taking of such corporate action was given in accordance with
Section 228 to those stockholders entitled to vote thereon who did not execute such written consents.

      FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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      IN WITNESS WHEREOF, Arch Petroleum Inc. has caused this Corrected
Certificate of Amendment to be executed in its corporate name by its duly authorized officers this day of December, 1994, to be effective as of May 21, 1992, the date of the filing of the Certificate of Amendment which it corrects.

                                          ARCH PETROLEUM INC.


                                          By:   /s/ LARRY KALAS
                                             -----------------------------
                                                Larry Kalas, President


ATTEST:


    /s/ RANDALL W. SCROGGINS
---------------------------------
 Randall W. Scroggins, Secretary




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